EXHIBIT 10.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of June 1, 2020 (the “Effective Date”), is made by and between MID-CON ENERGY OPERATING, LLC, an Oklahoma limited liability company (“OpCo”) and MID-CON ENERGY PARTNERS, LP, a Delaware limited partnership (the “Partnership”).  OpCo and the Partnership are collectively referred to herein as the “Parties” and each a “Party”.

RECITALS

WHEREAS, the Partnership, OpCo and certain other parties have entered into certain recapitalization transactions concurrently herewith (the “Recapitalization Transactions”).

WHEREAS, in connection with the Recapitalization Transactions and the documents executed and delivered in connection therewith, the Parties desire for the Partnership to assume and release OpCo from certain liabilities on the terms and conditions described herein;

WHEREAS, the Parties desire to make certain other arrangements as set forth herein with respect to electric deposits and retention and severance of employees;

NOW, THEREFORE, in consideration of the transactions described in the documents executed and delivered in connection with the Recapitalization Transactions, and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions. Capitalized terms used in this Agreement shall have the meanings given such terms below.
(a)

“Governmental Authority” means (a) the United States or any state or local subdivision thereof and (b) any court or any governmental or administrative department, commission, board, bureau, agency or arbitration tribunal of the United States or of any state or political subdivision thereof.

(b)

“Joint Operating Agreements” means those certain unit operating agreements, joint operating agreements, plans of unitization and similar agreements and arrangements entered into by OpCo as the operator of certain oil and gas wells and related properties in which the Partnership or one of its subsidiaries has a working interest.

(c)

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency or guarantee of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured, or unmatured.

(d)

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity or association.

(e)	“Properties” means the oil and gas wells and related properties owned by the Partnership and operated by OpCo pursuant to the Joint Operating Agreements.
(f)	“Services Agreement” means that certain Services Agreement, entered into as of December 20, 2011, among OpCo, the Partnership and certain other parties.
2.

References and Construction.  In this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular Section, subsection, clause or other subdivision hereof, (b) the words used herein shall include the masculine, feminine and neuter genders, and the singular and the plural, (c) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, and (d) unless expressly provided to the contrary, the word “or” is not exclusive.

3.

Assumption of Liabilities. Effective as of the Effective Date, OpCo hereby delegates and assigns to the Partnership, and the Partnership hereby assumes and agrees to fully and timely pay, perform, discharge and otherwise satisfy, as and when due, all Liabilities relating to each of the following:

(a)

2019 Wyoming ad valorem taxes relating to the Properties, including payment therefor to the appropriate Governmental Authorities in the applicable counties in Wyoming, the total amount of which taxes, as of May 31, 2020, was $1,037,977.51;

(b)	suspense funds relating to the Properties, including payment to those Persons entitled to receive such suspense funds, the total amount of which, as of May 31, 2020, was $853,446.10;
(c)

vacation or other paid-time-off for certain employees of OpCo, including payment therefor to the extent employees are entitled to receive it, up to a maximum of four weeks per employee, the total amount not to exceed $350,214.27; and

(d)

the amount of uncollectible accounts receivable experienced by OpCo under the Joint Operating Agreements between January 1, 2020 and the date upon which OpCo resigns as operator of the Properties under the Operating Agreements (which date is expected to be June 30, 2020); any such collectability shall be determined on January 31, 2021 (the “Determination Date”), and any such accounts receivable determined to be uncollectible as of such date shall be paid by the Partnership to OpCo on the Determination Date, and if not paid on such date, interest shall be paid on such amount from the Determination Date to the date paid at the annual rate of 12%.

The Partnership shall pay the liabilities set forth in this Section 3 as they become due.  If any such liability is not paid when due, then, until such past-due liability is paid, the Partnership shall not pay any amounts to the successor operator of the Properties.

The Parties acknowledge and agree that the assumption of liabilities under this Section 3 will not be deemed to be a Transfer Tax as defined in the Contribution Agreement of even date herewith among the Partnership and the Contributor Parties thereto.

4.

Electric Deposits.  The Parties acknowledge and agree that OpCo previously made cash deposits with various electric companies, co-ops and other providers of electric service (“Electric Companies”) to set up accounts for electric service to the Properties, and that the aggregate amount of such deposits as of May 31, 2020 was $760,935.  The Parties agree to cooperate to cause the Electric Companies to transfer sole responsibility for such accounts to the Partnership or the successor operator of the Properties.  The Parties also agree to cooperate to cause each Electric Company to return to OpCo the entire amount of the deposit made by OpCo.  Alternatively, if one or more Electric Company retains OpCo’s deposit in lieu of the Partnership providing its own deposit, then the Partnership shall promptly pay to OpCo the amount of each such retained deposit.

5.

Retention and Severance.  The Parties acknowledge and agree that OpCo plans to provide retention and severance benefits to certain employees of OpCo who provide services on behalf of the Partnership.  The Partnership and OpCo agree to cooperate in connection with the design and budgeted amount for such retention and severance benefits, and the Partnership agrees to fully and timely pay, or reimburse OpCo for, all Liabilities relating thereto, as and when due, up to a maximum aggregate amount of $155,000.00.

6.

Estimated Amount Due.  The Parties acknowledge and agree that, as of May 31, 2020, the estimated amount due from the Partnership to OpCo under the Joint Operating Agreements and under the Services Agreement is not less than $492,349.37, based on the calculation of joint interest billings by OpCo to the Partnership for May 2020 of $2,500,000.  Such amount is the best estimate of the Parties in good faith as of the execution of this Agreement, is subject to verification and adjustment as appropriate, and shall be verified, adjusted and paid on July 15, 2020.

7.

Release and Indemnity.  The Partnership hereby agrees to release, defend, indemnify and hold harmless OpCo from and against the Liabilities assumed by the Partnership, and the amounts to be paid by the Partnership, under this Agreement.

8.	Miscellaneous Provisions.
(a)

Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of Oklahoma, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Oklahoma and to venue in Tulsa, Oklahoma.

(b)

Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

(c)

Jointly Drafted.  This Agreement, and all the provisions of this Agreement, shall be deemed drafted by any of the Parties, and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.

(d)	Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

(e)

Assignment.  This Agreement may not be assigned by any Party without the prior written consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(f)	Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership or joint venture or give rise to any fiduciary or similar relationship of any kind.
(g)	Amendment or Modification. This Agreement may be amended, restated or modified from time to time only by the written agreement of all Parties.
(h)

Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(i)

Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

(j)

Attorneys’ Fees.  In any action or proceeding by a Party to enforce its rights hereunder, the prevailing party shall be entitled to recover its costs relating thereto, including reasonable attorney's fees and costs.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and to be effective as of, the Effective Date.

MID-CON ENERGY OPERATING, LLC

By:/s/ Charles R. Olmstead
Charles R. Olmstead
Chief Executive Officer

MID-CON ENERGY PARTNERS, LP

By:    MID-CON ENERGY GP, LLC,

its general partner

By:/s/ Charles L. McLawhorn, III
Charles L. McLawhorn, III
Vice President, General Counsel and Secretary

Signature Page to Assignment and Assumption Agreement